Exhibit 5.1

July 31, 2012

Board of Directors

First National Corporation

112 West King Street

Strasburg, Virginia 22657

Re:            Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to First National Corporation, a Virginia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the potential resale from time to time by the selling shareholder as identified in the Registration Statement (the “Selling Shareholder”) of some or all of the 13,900 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A and 695 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (together, the “Shares”) of the Company. The Shares were issued to the Selling Shareholder on March 13, 2009 as part of the United States Department of the Treasury’s Capital Purchase Program in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As counsel to the Company, we have participated in the preparation of the Registration Statement. We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have assumed that (i) the signatures on all documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as certified or photostatic copies conform to the originals thereof, (iv) the Registration Statement and any amendments thereto will have become effective (and will remain effective at the time of the offer and sale of the securities thereunder) and (v) any applicable prospectus or prospectus supplement describing such securities will be filed with the Commission to the extent required by applicable law and relevant rules and regulations of the Commission.

On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

July 31, 2012

The opinions set forth above are limited in all respects to the application of the law of the Commonwealth of Virginia and applicable federal law, in each case as in effect on the date hereof. Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ Williams Mullen